Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PETROHAWK ENERGY CORPORATION

Under Section 242 of the Delaware General Corporation Law

Petrohawk Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

1. The Corporation’s name is Petrohawk Energy Corporation.

2. The introductory paragraph of Article Fourth of the Corporation’s Certificate of Incorporation is hereby amended and restated as follows, with the remainder of Article Fourth to remain unamended:

FOURTH: The aggregate number of shares of stock the corporation is authorized to issue is 500,000,000 shares of a class designated as common stock, par value $0.001 per share, and 5,000,000 shares of a class designated as preferred stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:

3. This Certificate of Amendment and the amendment to the Certificate of Incorporation contained herein were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on June 22, 2009.

Petrohawk Energy Corporation

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	President and Chief Executive Officer